                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                                        OMB APPROVAL
                                                 --------------------------
                                                 OMB Number: 3235-0145
                                                 Expires: October 31, 1997
                                                 estimated average burden
                                                 hours per response...14.90



                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 3)*



             Lamonts Apparel, Inc. (formerly Lamonts Corporation)
------------------------------------------------------------------------
                               (Name of Issuer)
                                 Common Stock
------------------------------------------------------------------------
                         (Title of Class Securities)
                                  513628206
         -------------------------------------------------
                                (CUSIP Number)
           Jerry Weiss, Fund Asset Management, L.P., P.O. Box 9001,
         Princeton, New Jersey  08543-9011      Phone: (609) 282-1727
------------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)
                               October 23, 1995
------------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

This Amendment No. 3 to Schedule 13D is being filed on behalf of Merrill Lynch Phoenix Fund, Inc. (the "Fund"), Fund Asset Management, L.P. ("FAM") (formerly Fund Asset Management, Inc.), Princeton Services, Inc. ("Princeton Services"), Merrill Lynch Group, Inc. ("ML Group") and Merrill Lynch & Co., Inc. (ML & Co.). FAM is the investment adviser to the Fund and is a registered investment adviser under the Investment Advisers Act of 1940. Princeton Services is the general partner of FAM and is a subsidiary of ML Group. ML Group is a subsidiary of ML & Co.

                                 SCHEDULE 13D
CUSIP NO. 513628206                            PAGE   2(A)    OF    5   PAGES
          --------------                         ----------   --------

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON
               Merrill Lynch Phoenix Fund, Inc.
               13-3114958
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a) / /
      GROUP*                                           (b) /x/
3     SEC USE ONLY
4     SOURCE OF FUNDS*
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Maryland


   NUMBER OF    7    SOLE VOTING POWER
     SHARES                -0-
                8    SHARED VOTING POWER
  BENEFICIALLY             -0-
    OWNED BY
      EACH      9    SOLE DISPOSITIVE POWER
   REPORTING               -0-
     PERSON     10   SHARED DISPOSITIVE POWER
      WITH                 -0-


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       -0-
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
      SHARES*                                                            / /
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       -0-
14    TYPE OF REPORTING PERSON*
                       IV

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D
CUSIP NO. 513628206                            PAGE   2(B)    OF    5   PAGES
          --------------                         ----------   --------








1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON
               Fund Asset Management, L.P.
               22-3266283
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a) / /
      GROUP*                                           (b) /x/
3     SEC USE ONLY
4     SOURCE OF FUNDS*
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

   NUMBER OF    7    SOLE VOTING POWER
     SHARES                 -0-
                8    SHARED VOTING POWER
  BENEFICIALLY              -0-
    OWNED BY
      EACH      9    SOLE DISPOSITIVE POWER
   REPORTING                -0-
     PERSON     10   SHARED DISPOSITIVE POWER
     WITH                   -0-



11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                       -0-
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                             / /
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       -0-
14    TYPE OF REPORTING PERSON*
                       IA

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D
CUSIP NO. 513628206                          PAGE   2(C)    OF    5   PAGES
          --------------                          --------      ----

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Princeton Services, Inc.
               22-3266276
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) /x/
3     SEC USE ONLY
4     SOURCE OF FUNDS*
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware

   NUMBER OF   7    SOLE VOTING POWER
       SHARES                   -0-

               8    SHARED VOTING POWER
 BENEFICIALLY
                                -0-
   OWNED BY




     EACH      9    SOLE DISPOSITIVE POWER
   REPORTING                    -0-
    PERSON     10   SHARED DISPOSITIVE POWER
     WITH                       -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                       -0-
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                             / /
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       -0-
14    TYPE OF REPORTING PERSON*
                       HC


                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                 SCHEDULE 13D
CUSIP NO. 513628206                          PAGE   2(D)    OF    5   PAGES
          --------------                          --------      ----

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
      PERSON
               Merrill Lynch Group, Inc.
               13-3408205
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A       (a) / /
      GROUP*                                           (b) /x/

3     SEC USE ONLY
4     SOURCE OF FUNDS*
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware


   NUMBER OF    7    SOLE VOTING POWER
     SHARES                      -0-
                8    SHARED VOTING POWER
  BENEFICIALLY                   -0-
    OWNED BY
      EACH      9    SOLE DISPOSITIVE POWER
   REPORTING                     -0-
     PERSON     10   SHARED DISPOSITIVE POWER
     WITH                        -0-

11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                       -0-
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                             / /
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       -0-
14    TYPE OF REPORTING PERSON*
                       HC

                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION
                                      5

                                 SCHEDULE 13D
CUSIP NO. 513628206                          PAGE   2(E)    OF    5   PAGES
          --------------                          --------      ----
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Merrill Lynch & Co., Inc.
               13-2740599
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                         (b) /x/
3     SEC USE ONLY
4     SOURCE OF FUNDS*
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
6     CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
   NUMBER OF    7    SOLE VOTING POWER
     SHARES                      -0-
                8    SHARED VOTING POWER
  BENEFICIALLY                   -0-
    OWNED BY
      EACH      9    SOLE DISPOSITIVE POWER
   REPORTING                     -0-
     PERSON     10   SHARED DISPOSITIVE POWER
      WITH                       -0-


11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                       -0-
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                             / /
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       -0-
14    TYPE OF REPORTING PERSON*
                       HC


                     *SEE INSTRUCTION BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                       AMENDMENT NO. 2 TO SCHEDULE 13D

     Items 1, 2, 4 and 5 of a statement initially filed on November 10, 1992 and amended on November 13, 1992 and July 8, 1993 are hereby amended as set forth below.


ITEM 1.   SECURITY AND ISSUER

     This Amendment No. 3 to Schedule 13D relates to the common stock, par value $.01 per share, of Lamonts Apparel, Inc. ("Lamonts") (formerly Lamonts Corporation). The principal executive offices of Lamonts are located at 3650 131st Avenue, S.E., Bellevue, Washington 98006.

ITEM 2.   IDENTITY AND BACKGROUND

     This Amendment No. 3 to Schedule 13D is being filed on behalf of Merrill Lynch Phoenix Fund, Inc. (the "Fund"), Fund Asset Management, L.P. ("FAM") (formerly Fund Asset Management, Inc.), Princeton Services, Inc. ("Princeton Services"), Merrill Lynch Group, Inc. ("ML Group") and Merrill Lynch & Co., Inc. (ML & Co.). FAM is the investment adviser to the Fund and is a registered investment adviser under the Investment Advisers Act of 1940. Princeton Services is the general partner of FAM and is a subsidiary of ML Group. ML Group is a subsidiary of ML & Co.

     Fund Asset Management, Inc. ("FAMI"), a filing person at the time of the initial filing of this Schedule 13D was reorganized as FAM in 1994, with Princeton Services serving as general partner of FAM. Merrill Lynch Investment Management, Inc. d/b/a Merrill Lynch Asset Management ("MLAM"), also a filing person at the time of the initial filing of this Schedule 13D, is no longer the owner of FAM.

     The business address and principal office address of both FAM, a Delaware limited partnership, and Princeton Services, a Delaware corporation, is 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

     During the last five years, neither FAM nor Princeton Services has been convicted in a criminal proceeding.

     During the last five years, neither FAM nor Princeton Services was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 4.   PURPOSE OF TRANSACTION

     Not applicable.

ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

     On October 23, 1995, the Fund sold 1,190,420 shares of Common Stock of Lamonts at a price of $.0118 per share in the over-the-counter market. The sale of such shares, representing the entire holdings of the Fund in such Common Stock, has caused each reporting person named in Item 2 of this statement to cease to be the beneficial owner of more than five percent of the Common Stock of Lamonts.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   November 17, 1995


                              Merrill Lynch Phoenix Fund, Inc.
                              --------------------------------



                                 /s/ Dauna R. Williams
                              ------------------------------
                              By:    Dauna R. Williams
                              Title: Attorney-in-fact*




                              Fund Asset Management, L.P.


                              By:  Princeton Services, Inc.
                                   (its General Partner)
                              ---------------------------------



                                 /s/ Dauna R. Williams
                              ------------------------------
                              By:    Dauna R. Williams
                              Title: Attorney-in-fact*




                              Princeton Services, Inc.
                              ------------------------



                                 /s/ Dauna R. Williams
                              ------------------------------
                              By:    Dauna R. Williams
                              Title: Attorney-in-fact**


___________
* Signed pursuant to a power of attorney, dated February 10, 1994, included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. et.al. on February 14, 1994 with respect to Matrix Service Company.

**   Signed pursuant to a power of attorney, dated February 10, 1994, included as an Exhibit to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co., Inc. et.al. on February 14, 1994 with respect to Dial REIT Inc.

                                   Merrill Lynch Group, Inc.
                                   -------------------------



                                      /s/ Richard B. Alsop
                                   ------------------------------
                                   By:    Richard B. Alsop
                                   Title: Secretary




                                   Merrill Lynch & Co., Inc.
                                   -------------------------



                                      /s/ Richard B. Alsop
                                   ------------------------------
                                   By:    Richard B. Alsop
                                   Title: Assistant Secretary



     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)